Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-289747 on Form N-14 of our report dated June 24, 2025, relating to the financial statements of Oaktree Asset-Backed Income Fund Inc. appearing in Form N-2 of Oaktree Asset-Backed Income Fund Inc. as of June 18, 2025, and for the period from June 6, 2025 (commencement of operations) to June 18, 2025, and to the references to us under the headings “Independent Registered Public Accounting Firm”, “Other Service Providers” and “Representations and Warranties” in the Information Statement/Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 19, 2025